                                                                    Exhibit 3.67


                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            VIVID TECHNOLOGIES, INC.



     It is hereby certified that:

     1. The present name of the Corporation (hereinafter called the "Corporation") is Vivid Technologies, Inc. The name under which the Corporation was originally incorporated is Vivid Technologies, Inc. and the date of filing the original Certificate of Incorporation of the Corporation with the Secretary of State of Delaware is September 26, 1996.

     2. The Certificate of Incorporation of the Corporation is hereby amended by
(i) increasing the number of shares of Common stock by 20,000,000 shares, (ii) decreasing the number of shares of authorized Preferred Stock to 1,000,000 shares, (iii) amending Articles Fourth and Eighth, and (iii) adding Articles Tenth through Fourteenth.

     3. The provisions of the Restated Certificate of Incorporation of the Corporation as herein amended are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled Restated Certificate of Incorporation of Vivid Technologies, Inc. without any further amendments other than the amendments herein certified and without any discrepancy between the provisions of the Certificate of Incorporation as amended and supplemented hereby; and the provisions of the said single instrument hereinafter set forth.

     4. The amendments to and the restatement of the Certificate of Incorporation herein certified have been duly adopted by the directors and stockholders in accordance with the provisions of Sections 141, 228, 242 and 245 of the General Corporation Law of the State of Delaware.

     5. The effective date of the Restated Certificate of Incorporation and of the amendments herein certified shall be its filing date.

     6. The Certificate of Incorporation of the Corporation, as amended and restated herein, shall upon the effective date of this Restated Certificate of Incorporation, read as follows:

          FIRST : The name of the corporation (hereinafter called the "Corporation") is Vivid Technologies, Inc.

          SECOND : The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is c/o The Prentice-Hall Corporation System, Inc., 1013 Centre Road, Wilmington, Delaware 19805, New Castle County.

          THIRD : The nature of the business and the purposes to be conducted and promoted by the Corporation, shall be to (a) engage in the general business of designing, developing, manufacturing, marketing and selling products relating to inspection and security of baggage and other goods, and any other type of electrical, electronics or mechanical devices, and all products and services related thereto, and (b) conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

          FOURTH : The total number of shares of all classes of stock which the Corporation shall have authority to issue is:

          (1) 30,000,000 shares of Common Stock, $.01 par value per share ("Common Stock");

          (2) 1,000,000 shares of Preferred Stock, $.01 par value per share ("Preferred Stock").

          A statement of the designations and powers, preferences and rights, and the qualifications, limitations or restrictions of the classes of capital stock of the Corporation shall be as follows:

          Common Stock

          The holders of Common Stock shall have one vote per share upon all matters.

          Preferred Stock

          The Preferred Stock may be issued and designated by the Board of Directors, in one or more classes or series and with such rights, powers, preferences and terms and at such times and for such consideration as the Board of Directors shall determine, without further stockholder action. With respect to each class or series of Preferred Stock, prior to issuance, the Board of Directors by resolution shall designate that class or series to distinguish it from other classes and series of stock of the Corporation, shall specify the number of shares to be included in the class or series, and shall fix the rights, powers, preferences and terms of the shares of the class or series, including, but without limitation: (i) the dividend rate, which may be fixed or variable, its preference as to any other class or series of capital stock, and whether dividends will be cumulative or noncumulative; (ii) whether the shares are to be redeemable and, if so, at what times and prices (which price or prices may, but need not, vary according to the time or circumstances of such redemption) and on what other terms and conditions; (iii) the terms and amount of any sinking fund provided for the purchase or redemption of the shares; (iv) whether the shares shall be convertible or exchangeable and, if so, the times, prices, rates, adjustments and other terms of such conversion or exchange; (v) the voting rights, if any, applicable to the shares in addition to those prescribed by law; (vi) the restrictions and conditions, if any, on the issue or reissue of any additional shares of such class or series or of any other class or series of Preferred Stock ranking on a parity with or prior to the shares of such class or series; (vii) whether, and the extent to which, any of the rights, powers, preferences and terms of any such class or series may be made dependent upon facts ascertainable outside of the Certificate of Incorporation or outside the resolution or resolutions providing for the issuance of such class or series by the Board of Directors, provided that the manner in which such facts shall operate is clearly set forth in the resolution or resolutions providing for the issuance of such class or series adopted by the Board of Directors; and
(viii) the rights of the holders of such shares upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

          FIFTH : The Corporation shall have perpetual existence.

          SIXTH : Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agrees to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

          SEVENTH : For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

          (a) The business of the Corporation shall be conducted by the officers of the Corporation under the supervision of the Board of Directors.

          (b) The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. No election of Directors need be by written ballot.

          (c) The Board of Directors of the Corporation may adopt, amend or repeal the Bylaws of the Corporation at any time after the original adoption of the Bylaws according to Section 109 of the General Corporation Law of the State of Delaware; provided, however, that any amendment to provide for the classification of directors of the Corporation for staggered terms pursuant to the provisions of subsection (d) of Section 141 of the General Corporation Law of the State of Delaware shall be set forth in an amendment to this Restated Certificate of Incorporation, in an initial Bylaw, or in a Bylaw adopted by the stockholders of the Corporation entitled to vote.

          (d) Notwithstanding any other provision of law, all action required to be taken by the stockholders of the Corporation shall be taken at a meeting duly called and held in accordance with the law, the Restated Certificate of Incorporation and the Bylaws, and not by written consent.

          EIGHTH :

          (a) The Corporation may, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which a person indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

          (b) No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this paragraph (b) of this Article Eighth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment.

          NINTH : From time to time, subject to the provisions of this Restated Certificate of Incorporation (including without limitation the provisions of paragraph (d) of Article Tenth, Article Eleventh and paragraph (f) of Article Fourteenth), any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Restated Certificate of Incorporation are granted subject to the provisions of this Article Ninth.

          TENTH :

          (a) Any direct or indirect purchase or other acquisition in one or more transactions by the Corporation or any Subsidiary of any of the outstanding Voting Stock of any class from any one or more individuals or entities known by the Corporation to be a Related Person, who has beneficially owned such security or right for less than two years prior to the date of such purchase, at a price in excess of the Fair Market Value shall, except as hereinafter provided, require the affirmative vote of the holders of at least two-thirds of the shares of Voting Stock, voting as a single class, excluding any votes cast with respect to shares of Voting Stock beneficially owned by such Related Person. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified by law or any agreement with any national securities exchange, or otherwise, but no such affirmative vote shall be required with respect to any purchase or other acquisition of securities made as part of (i) a tender or exchange offer by the Corporation to purchase securities of the same class made on the same terms to all holders of such securities and complying with the applicable requirements of the Exchange Act and the rules and regulations thereunder, or any successor rule or regulation or (ii) pursuant to an open-market purchase program conducted in accordance with the requirements of Rule 10b-18 promulgated by the Securities and Exchange Commission pursuant to the Exchange Act or any successor rule or regulation.

          (b) A majority of the Continuing Directors shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article Tenth including, without limitation, (i) whether a person is a Related Person, (ii) the number of Shares of Voting Stock beneficially owned by any person and (iii) whether a price is in excess of Fair Market Value.

          (c) Nothing contained in this Article Tenth shall be construed to relieve any Related Person from any fiduciary obligation imposed by law.

          (d) Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, change, amend, repeal or adopt any provision inconsistent with this Article Tenth.

          ELEVENTH : Except as otherwise provided in this Restated Certificate of Incorporation, the Bylaws and any designation of terms pursuant to Section 151 of the General Corporation Law of the State of Delaware, any vote required by stockholders pursuant to said General Corporation Law, other than the election of directors (which shall not be affected by this provision), shall be effective if recommended by a majority of the Continuing Directors and the vote of a majority of each class of stock outstanding and entitled to vote thereon; and if not recommended by a majority of the Continuing Directors, then by the vote of two-thirds of each class of stock outstanding and entitled to vote thereon.

          TWELFTH : The Board of Directors of the Corporation, when evaluating any offer from another person to (a) purchase or exchange any securities or property for any outstanding equity securities of the Corporation, (b) merge or consolidate the Corporation with another corporation, or (c) purchase or acquire all or substantially all of the properties and assets of the Corporation, shall in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its stockholders, give due consideration not only to the price or other consideration being offered, but also to all other relevant factors, including but without limitation, the interests of the Corporation's employees, suppliers, creditors and customers, the economy of the state, region and nation, community and societal considerations and the long-term and short-term interests of the Corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the Corporation.

          THIRTEENTH : Nominations for the election of directors at an annual meeting of the stockholders, or special meeting in lieu of the annual meeting, may be made by the Board of Directors or a committee appointed by the board of directors or by any stockholder entitled to vote in the election of directors at the meeting. Stockholders entitled to vote in such election may nominate one or more persons for election as directors only if written notice of such stockholder's intent to make such nomination or nominations has been given either by personal delivery, overnight (receipted) courier or by United States mail, postage prepaid, to the secretary of the Corporation not later than hundred and twenty days prior to tire anniversary date of the immediately preceding annual meeting or special meeting in lieu thereof. Such notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the persons or person to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (e) the consent of each nominee to serve as a director of the Corporation if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

          FOURTEENTH :

          (a) Subject to the rights of the holders of any class or series of stock having a preference over the Corporation's voting stock as to dividends or upon liquidation to elect additional directors under specific circumstances, the number of directors shill be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption). Following the filing of this Restated Certificate of Incorporation, the directors shall be divided into three classes, as nearly equal in number as possible, with the term of office of the first class to expire at the 1997 annual meeting of stockholders, the term of office of the second class to expire at the 1998 annual meeting of stockholders and the term of office of the third class to expire at the 1999 annual meeting of stockholders, with the initial members of each class to be determined by the Board of Directors. At each annual meeting of stockholders following such initial classification and election, the successors of those directors whose terms expire at that meeting shall be elected by a plurality vote of all votes cast at such meeting for a term of office to expire at the third succeeding annual meeting of stockholders after their election, unless by reason of any intervening changes in the authorized number of directors, the Board of Directors shall designate one or more of the then expired directorships as directorships of another class in order more nearly to achieve equality of number of directors among the classes.

          (b) the number of the Board of Directors may be changed by a vote of a majority of the directors then in office or by the stockholders by vote of 80% of the shares of Voting Stock outstanding, voting as a single class.

          (c) Notwithstanding the rule that the three classes shall be as nearly equal in number of directors as possible, in the event of any change in the authorized number of directors, each director then continuing to serve as such, shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his prior death, resignation or removal. If any newly created directorship may, consistent with the rule that the three classes shall be as nearly equal in number of directors as possible, be allocated to one of two or more classes, the Board of Directors shall allocate it to that of the available classes whose term of office is due to expire at the earliest date following such allocation.

          (d) Except as otherwise provided for or fixed by or pursuant to the provisions of this Restated Certificate of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Voting Stock as to dividends or upon liquidation to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified. No decrease in the number of directors shall shorten the term of an incumbent director.

          (e) Subject to the rights of the holders of any class of series of stock having a preference over the Voting Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, any director may be removed from office with or without cause only by the affirmative vote of the holders of at least 80% of the combined voting power of the outstanding shares of Voting Stock, voting together ors a single class.

          (f) Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, change, amend, repeal, or adopt any provision inconsistent with, this Article Fourteenth.

          FIFTEENTH :

          Definitions

          The following definitions shall apply for the purposes of this Article and of Articles Tenth, Eleventh and Fourteenth only:

          (a) "Affiliate" shall have the meaning given such term in Rule 12b-2 under the Exchange Act.

          (b) "Associate" shall have the meaning given such term in Rule 12b-2 under the Exchange Act.

          (c) "Continuing Director" shall mean any member of the Board of Directors who is not an Affiliate of any Related Person or who was a member of the Board of Directors prior to the time that any such Related Person became a Related Person, and any successor of a Continuing Director who is unaffiliated with any Related Person and is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board of Directors. Notwithstanding the above, a majority of the then existing Continuing Directors can deem a new director to be a Continuing Director, even though such person is Affiliated with a Related Person.

          (d) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, from time to time.

          (e) "Fair Market Value" shall mean: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use or, if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board of Directors in good faith; and
(ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors in good faith.

          (f) "Massachusetts Predecessor" shall mean Vivid Technologies, Inc., a Massachusetts Corporation.

          (g) "Merger" shall mean the merger of the Massachusetts Predecessor with and into the Corporation.

          (h) "Merger Date" shall mean the date upon which the Merger is consummated.

          (i) "Person" shall mean any individual, firm, corporation or other entity.

          (j) "Related Person" shall mean any Person (other than the Corporation, any Subsidiary or any individual who holds is the record holder of more than 10,000 shares of Common Stock of the Corporation immediately following the Merger) which, together with its Affiliates and Associates and with any other Person (other than the Corporation, any Subsidiary or any individual who is a stockholder of the Corporation on the Merger Date) with which it or they have entered into, after the Merger Date, any agreement, arrangement or understanding with respect to acquiring, holding or disposing of Voting Stock, acquires beneficial ownership (as defined in Rule 13d-3 of the Exchange Act, except that such term shall include any Voting Stock which such person has the right to acquire, whether or not such right may be exercised within 60 days), directly or indirectly of more than 5% of the voting power of the outstanding Voting Stock after the Merger Date.

          (k) "Subsidiary" shall mean any Corporation in which a majority of the capital stock entitled to vote generally in the election or directors is owned, directly or indirectly, by the Corporation.

          (l) "Voting Stock" shall mean all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors.

          Signed and attested to this 16th of December, 1996.




                                               /s/ S. David Ellenbogen
                                               ------------------------------
                                               S. David Ellenbogen, President

Attest



/s/ Lawrence M. Levy
---------------------------
Lawrence M. Levy, Secretary

                    CERTIFICATE OF CHANGE OF REGISTERED AGENT

                                       AND

                                REGISTERED OFFICE

                                    * * * * *

          Vivid Technologies, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

          The present registered agent of the corporation is The Prentice-Hall Corporation System, Inc. and the present registered office of the corporation is in the county of New Castle.

          The Board of Directors of Vivid Technologies, Inc. adopted the following resolution on the 3rd day of April 1997.

          Resolved, that the registered office of Vivid Technologies, Inc.

     in the state of Delaware be and it hereby is changed to Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, and the authorization of the present registered agent of this corporation be and the same is hereby withdrawn, and THE CORPORATION TRUST COMPANY, shall be and is hereby constituted and appointed the registered agent of this corporation at the address of its registered office.

          IN WITNESS WHEREOF, Vivid Technologies, Inc. has caused this statement to be signed by Lawrence M. Levy, its Secretary*, this 22nd day of April, 1997.

                                             /s/ Lawrence M. Levy, Secretary
                                             -------------------------------

                                             Lawrence M. Levy,  Secretary
                                             -------------------------------
                                                          (Title)





--------
* Any authorized officer or the chairman or Vice-Chairman of the Board of Directors may execute this certificate.

                           CERTIFICATE OF DESIGNATIONS

                                       of

                  SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

                                       of

                            VIVID TECHNOLOGIES, INC.

                         (Pursuant to Section 151 of the
                        Delaware General Corporation Law)

                  --------------------------------------------

          Vivid Technologies, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law at a meeting duly called and held on October 13, 1998:

          RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (hereinafter called the "Board of Directors" or the "Board") in accordance with the provisions of the Restated Certificate of Incorporation of the Corporation, the Board of Directors hereby designate 30,000 shares of the Corporation's Preferred Stock, par value $0.01 per share, as "Series A Junior Participating Preferred Stock" of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

          Series A Junior Participating Preferred Stock:

          Section 1. Designation and Amount. The shares of this series shall be designated as "Series A Junior Participating Preferred Stock" (the "Series A Preferred Stock") and the number of share constituting the Series A Preferred Stock shall be 30,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

          Section 2. Dividends and Distributions.

               (A) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any other stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend

Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount (if any) per share (rounded to the nearest cent), subject to the provision for adjustment hereinafter set forth, equal to 1000 times the aggregate per share amount of all cash dividends, and 1000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock, par value $0.01 per share (the "Common Stock"), of the Company or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the amber of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

               (B) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock a provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

               (C) Dividends due pursuant to paragraph (A) of this Section shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

          Section 3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

               (A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 1000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of share of Common Stock that were outstanding immediately prior to such event.

               (B) Except as otherwise provided in the Restated Certificate of Incorporation of the Company, including any other Certificate of Designations creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

               (C) Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

          Section 4. Certain Restrictions.

               (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

                    (i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

                    (ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or

                    (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (as to dividends and upon dissolution, liquidation or winding up) to the Series A Preferred Stock.

               (B) The Corporation shall not permit arty subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

          Section 5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Restated Certificate of Incorporation of the Company, including any Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

          Section 6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1000 times the aggregate amount to be distributed per share to holders of shares of Common Stock plus an amount equal to any accrued and unpaid dividends. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          Section 8. Redemption. The shares of Series A Preferred Stock shall not be redeemable.

          Section 9. Ranking. Unless otherwise provided in the Restated Certificate of Incorporation or a Certificate of Designations relating to a subsequently-designated series of preferred stock of the Corporation, the Series A Preferred Stock shall rank junior to any other series of the Corporation's preferred stock subsequently issued, as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up and shall rank senior to the Common Stock.

          Section 10. Amendment. The Restated Certificate of Incorporation of the Corporation shall not be amended is any manner, including in a merger or consolidation, which would alter, change, or repeal the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.

          Section 11. Fractional Shares. Series A Preferred Stock may be issued in whole shares or in any fraction of a share that is one one-thousandth of a share or any integral multiple of such fraction, which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock. In lieu of fractional shares, the Corporation may elect to make a cash payment as provided in the Rights Agreement for fractions of a share other than one one-thousandth of a share or any integral multiple thereof.

     IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its Treasurer this 13th day of October, 1998.

                                     VIVID TECHNOLOGIES, INC.


                                     By: /s/ William J. Frain
                                         --------------------------------------
                                         William J. Frain
                                         Treasurer and Chief Financial Officer

                              CERTIFICATE OF MERGER

                                       OF

                            VENICE ACQUISITION CORP.
                            (A DELAWARE CORPORATION)

                                      INTO

                            VIVID TECHNOLOGIES, INC.
                            (A DELAWARE CORPORATION)



     Vivid Technologies, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

     FIRST: That the name and state of incorporation of each of the constituent corporations of the merger is as follows:

            Name                                State of Incorporation
            ----                                ----------------------

            Vivid Technologies, Inc.            Delaware
            Venice Acquisition Corp.            Delaware

     SECOND: That an Agreement and Plan of Merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Subsection (c) of Section 251 of the General Corporation Law of the State of Delaware.

     THIRD: That the name of the surviving corporation of the merger is Vivid Technologies, Inc.

     FOURTH: That Article FOURTH of the Certificate of Incorporation of Vivid Technologies, Inc., the surviving corporation, is hereby amended and restated in its entirety to read as follows:

          "FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000, all of which shall consist of Common Stock, $.01 par value per share."

     FIFTH: That the executed Agreement and Plan of Merger is on file at the principal place of business of the surviving corporation. The address of said principal place of business is c/o PerkinElmer, Inc., 45 William Street, Wellesley, Massachusetts 02481.

     SIXTH: That a copy of the Agreement and Plan of Merger will be furnished by the surviving corporation upon request and without cost to any stockholder of any constituent corporation.

     SEVENTH: That this Certificate of Merger shall be effective at 4:30 p.m. as of the date hereof.

     IN WITNESS WHEREOF, Vivid Technologies, Inc. has caused this Certificate to be executed by its Chief Executive Officer and attested by its Secretary this 14th day of January, 2000.

                                               VIVID TECHNOLOGIES, INC.
                                               (a Delaware corporation)


                                               By: /s/ S. David Ellenbogen
                                                   --------------------------
                                               Name:  S. David Ellenbogen
                                               Title: Chief Executive Officer


Dated:  January 14, 2000



ATTEST:


/s/ Philip Flink
-------------------
Secretary
Philip Flink

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                            VIVID TECHNOLOGIES, INC.

Vivid Technologies, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

         DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

     RESOLVED, that the Certificate of Incorporation of Vivid Technologies, Inc. be amended by changing the First Article to read as follows:

     The name of the corporation is PerkinElmer Detection Systems, Inc.

     SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

     FOURTH: That this Certificate of Amendment of the Certificate of Incorporation shall be effective on July 1, 2000.

     IN WITNESS WHEREOF, said Vivid Technologies, Inc. has caused this certificate to be signed by Philip Ayers, its Secretary, this 9th day of June, 2000.



                                                      /s/ Philip Ayers
                                                      -------------------------

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                       PERKINELMER DETECTION SYSTEMS, INC.

     (Pursuant to Sections 242 and 228 of the General Corporation Law of the
                               State of Delaware)

                 -----------------------------------------------

Christopher C. Cambria hereby certifies that:

     1. He is the Vice President and Secretary of PerkinElmer Detection Systems, Inc., a Delaware corporation (the "Corporation").

     2. The First Article of the Certificate of Incorporation of the Corporation is hereby amended to read in full as follows:

          "FIRST: The name of the corporation (hereinafter called the "Corporation") is L-3 Communications Security and Detection Systems Corporation Delaware."

     3. The foregoing amendment of the Certificate of Incorporation Corporation has been duly approved by the Board of Directors of the Corporation.

     4. The foregoing amendment of the Certificate of Incorporation of the Corporation has been duly approved by the required vote of shareholders entitled to vote on such matter, pursuant to and in accordance with Sections 242 and 228 of the General Corporation Law of the State of Delaware. The total number of shares entitled to vote on the foregoing matter is 1,000 shares of Common Stock. The number of outstanding shares voting in favor of the foregoing amendment was 1,000 (100%), which equaled or exceeded the vote required. The percentage vote required to approve the foregoing amendment of the Certificate of Incorporation of the Corporation was a majority of the outstanding shares of Common Stock.

     I further declare under penalty of perjury under the laws of the State of Delaware that the matters set forth in this Certificate of Amendment are true and correct of my own knowledge.



Dated:  July 12, 2002

                                         /s/ Christopher C. Cambria
                                         --------------------------------------
                                         Christopher C. Cambria, Vice President
                                         and Secretary